Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Six Months Ended June 30    Three Months Ended June 30
                                              2002          2001           2002          2001
                                           ----------    ----------    -----------    -----------
BASIC
Average shares outstanding                 60,092,322    59,999,194     60,239,065     60,015,025
Net income (loss)                             $13,148      $(12,352)        $3,960       $(14,574)
     Per share amount                           $0.22        $(0.21)         $0.07         $(0.24)
                                                =====         =====          =====          =====
DILUTED
Average shares outstanding                 60,092,322    59,999,194     60,239,065     60,015,025
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       639,734       301,633        798,964        261,696
                                           ----------    ----------     ----------     ----------
                                           60,732,056    60,200,827     61,038,029     60,276,721
Net income                                    $13,148      $(12,352)        $3,960       $(14,574)
     Per share amount                           $0.22        $(0.21)         $0.07         $(0.24)
                                                =====         =====          =====          =====